Swiss Water Tech
Research & Development SA

Puits Godet 6A, 2000 Neuchâtel, Switzerland
T +41 22 364 73 76 | F +41 22 362 73 77
info@swisswatertech.com | swisswatertech.com

TERMINATION OF TECHNOLOGY TRANSFER AGREEMENT

BETWEEN:

SWISS WATER TECH ("the Licensor"), a corporation organized and existing under the laws of the Neuchatel Switzerland, with its head office located at: Puits Godet 6A – 2000 Neuchatel Switzerland.

AND:

EUROSPORT ACTIVE WORLD CORP (EAWC TECHNOLOGIES) ("the Licensee"), a corporation organized and existing under the laws of the Miami Florida, with its head office located at: 3250 Mary St., #303 Miami, FL 33133 USA.

Both parties declare a mutual recognition of their capacity to undertake the following:

Reference is made to the Technology Transfer Agreement signed between both parties on February 1st, 2013. Specifically, to the article 21. Termination of agreement; point (c) which indicates that a reason for termination of the agreement could be if "Any changes in the constitution or ownership of either Party may affect significantly the results which the other Party may reasonably expect to obtain from the present agreement". The current change on the ownership of the Licensor and on light of the fact that the Customer have failed to generate revenue as a result of the Agreement and related royalties have been waived due to this situation. The new ownership of the Licensor prevents to continue with the agreement. Therefore, taking into consideration these exceptional circumstances, both parties agreed on the termination of the Technology Transfer Agreement effectively from January 6th, 2018.

The Licensor confirms that no open balance exists at this time, confirming the waiving of due royalties for the Years 2016 and 2017.

The Licensor confirms that the Customer shall be entitled to manufacture the products only and exclusively for the concept of Waste to Energy on the configured standards acquired from the Licensor without having to pay any further royalties until February 1st, 2023. Nevertheless, it shall refrain from revealing any document or information provided by the Licensor that is less than 10 years old.

The Licensor reserve its legal rights to proceed accordingly in searching for compensation for damages caused by the default of Licensee's obligation on the point mentioned above.

The applicable law and competent jurisdiction on this agreement prevails in the courts of Switzerland.

Both parties declare their conformity to the present termination agreement, which is signed, on two copies, each of which is consider as original.

Neuchatel, January 5th, 2018

The Licensor

Authorized Signature
Sven OleKerisch – Managing Director

The Licensee
EAWC Technologies
real solutions for real needs
2_0 Blvd Ponce de Leon
6th floor – Miami, FL, USA
Ralph Max Hofmeier
CEO